NAPRO BIOTHERAPEUTICS, INC.

SECURITIES PURCHASE AGREEMENT

FEBRUARY 13, 2002

NAPRO BIOTHERAPEUTICS, INC.

SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT (the "Agreement") is entered into as of this 13th day of February, 2002, by and among NAPRO BIOTHERAPEUTICS, INC., a Delaware corporation (the "Company"), and each of those persons and entities, severally and not jointly, whose names are set forth on the Schedule of Purchasers attached hereto as Exhibit A (which persons and entities are hereinafter collectively referred to as "Purchasers" and each individually as a "Purchaser").

RECITALS

WHEREAS, the Company and the Purchasers are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by Rule 506 under Regulation D as promulgated by the United States Securities and Exchange Commission (the "Commission") under Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act");

WHEREAS, subject to the terms and conditions set forth in this Agreement, the Company desires to issue and sell to the Purchasers, and the Purchasers desire to acquire from the Company, (i) an aggregate of up to eight hundred eighty-eight thousand eight hundred eighty-nine (888,889) shares of the Company's Common Stock (the "Shares"), par value $.0075 per share, and (ii) an aggregate of up to $8,000,000 principal amount of the Company's 4% Convertible Subordinated Debentures (which debentures are hereinafter collectively referred to as "Debentures" and each individually as a "Debenture"), substantially in the form of Exhibit B attached hereto; and

WHEREAS, contemporaneous with the execution and delivery of this Agreement, the parties hereto are executing and delivering a Registration Rights Agreement substantially in the form of Exhibit C attached hereto (the "Registration Rights Agreement") pursuant to which the Company has agreed to provide certain registration rights under the Securities Act and the rules and regulations promulgated thereunder, and applicable state securities laws.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises hereinafter set forth, the parties hereto agree as follows:

  AGREEMENT TO SELL AND PURCHASE
    Authorization of Shares and Notes. The Company has authorized the sale and issuance to the Purchasers of the Shares and the Debentures.
    Sale and Purchase. Subject to the terms and conditions hereof, at the Closing (as hereinafter defined), the Company hereby agrees to issue and sell to each Purchaser, severally and not jointly, and each Purchaser agrees to purchase from the Company, severally and not jointly, (i) the number of Shares set forth opposite such Purchaser's name on Exhibit A under the heading "Number of Shares" at a purchase price of $9.00 per share; and (ii) a Debenture in the principal amount (the "Loan Amount") set forth opposite such Purchaser's name on Exhibit A under the heading "Principal Amount of Debenture."
  CLOSING, DELIVERY AND PAYMENT
    Closing. The closing of the sale and purchase of the Shares and the Debentures under this Agreement (the "Closing") shall take place at the offices of Cooley Godward LLP, 380 Interlocken Crescent, Suite 900, Broomfield, CO 80021, or by transmission by facsimile and/or overnight courier, immediately following the execution hereof or at such other time or place as the Company and the Purchasers may mutually agree (such date is hereinafter referred to as the "Closing Date").
    Delivery. At the Closing, subject to the terms and conditions hereof, (i) the Company will deliver to each Purchaser a certificate or certificates representing the number of Shares to be purchased at the Closing by such Purchaser, against payment of the purchase price therefor by delivery of immediately available funds to an account or accounts designated in writing by the Company; and (ii) the Company will deliver to each Purchaser a Debenture or Debentures in favor of such Purchaser payable in the principal amount of such Purchaser's Loan Amount, against delivery by such Purchaser of immediately available funds to an account or accounts designated in writing by the Company in an amount equal to such Purchaser's Loan Amount.
  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

  For purposes of this Agreement, "SEC Documents" means, with respect to any date or time referred to in this Agreement, all reports, registration statements, prospectuses and definitive proxy statements filed by the Company (together with any amendments required to be made with respect thereto) with the Commission subsequent to December 31, 2000, and prior to the date hereof, including all exhibits and schedules thereto and any documents incorporated therein by reference. In addition, "Rules and Regulations" means the rules and regulations adopted by the Commission under the Securities Act or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as applicable. All references in this Agreement to financial statements and schedules and other information which is "contained," "included," "stated," "described" or "disclosed" in the SEC Documents (or other references of like import) shall be deemed to mean and include all such financial statements and schedules and other information which are incorporated in the SEC Documents.

  Except as otherwise described or disclosed in (i) the SEC Documents or (ii) a Schedule of Exceptions delivered by the Company to the Purchasers, the Company (except where the context requires otherwise, for the purposes of this Section 3, the "Company" shall mean the Company as well as its wholly-owned subsidiaries) hereby represents and warrants to each Purchaser as follows:

    Organization, Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with all requisite corporate power and authority to own, lease, operate and occupy its properties and assets and to carry on its business as currently conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which its ownership or leasing of any properties or the character of its operations requires such qualification, except where the failure to be so qualified would not have a material adverse effect on the financial condition, results of operations or business of the Company, taken as a whole (a "Material Adverse Effect").
    Capitalization.
      The authorized capital stock of the Company, immediately prior to the Closing, will consist of (i) 45,000,000 shares of Common Stock, par value $.0075 per share, 28,741,392 shares of which were issued and outstanding as of February 12, 2002, (ii) 1,000,000 shares of Nonvoting Common Stock, par value $.0075 per share, none of which are issued and outstanding, and (iii) 2,000,000 shares of Preferred Stock, par value $.001 per share, 190,000 shares of which are designated Series B Junior Participating Preferred Stock, none of which are issued and outstanding, and 5,000 shares of which are designated Series C Senior Convertible Preferred Stock, none of which are issued and outstanding.
      All issued and outstanding shares of the Company's Common Stock (i) have been duly authorized and validly issued, (ii) are fully paid and nonassessable, and (iii) were issued in compliance with all applicable state and federal laws concerning the issuance of securities.
      Except with respect to (i) the Company's Rights Agreement dated as of November 8, 1996, as amended September 25, 2001, (ii) the Company's 1993 Stock Option Plan (the "1993 Plan"), (iii) the Company's 1994 Long-Term Incentive Plan, as amended June 21, 2001 (the "1994 Plan"), (iv) the Company's 1998 Stock Incentive Plan (the "1998 Plan"), (v) options to purchase 16,750 shares of Common Stock granted outside the 1993 Plan, the 1994 Plan and the 1998 Plan, (vi) warrants to purchase 124,334 shares of Common Stock, or (vii) as may be granted pursuant to this Agreement, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal), instruments, proxy or stockholder agreements, or agreements of any kind for the purchase or acquisition from the Company of or the sale by the Company of any of its securities. No preemptive right, co-sale right, registration right, right of first refusal or other similar right exists with respect to the issuance and sale of the Shares or the Debentures.
    Authorization; Binding Obligations.
      The Company has all requisite corporate power and authority to (i) execute, deliver and consummate the transactions contemplated by this Agreement, the Debentures and the Registration Rights Agreement (collectively, the "Transaction Documents"), (ii) issue, sell and deliver the Shares, the Debentures, the shares of Common Stock issuable upon conversion of the Debentures (the "Conversion Shares") and the shares of Common Stock issuable in payment of any interest on the Debentures (the "Interest Shares" and, together with the Conversion Shares, the "Debenture Shares"), and (iii) otherwise perform its obligations under this Agreement and each of the Transaction Documents.
      All corporate action on the part of the Company, its officers, directors and stockholders necessary for (i) the authorization, execution and delivery of this Agreement and each of the Transaction Documents by the Company, (ii) the performance of the Company's obligations under this Agreement and each of the Transaction Documents at the Closing, (iii) the authorization, sale, issuance and delivery of the Shares and the Debentures pursuant to this Agreement, and (iv) the authorization, issuance and delivery of the Debenture Shares pursuant to the Debentures, has been taken or will be taken prior to the Closing, or, in respect of the authorization, issuance and delivery of the Interest Shares, prior to the issuance of such Interest Shares.
      This Agreement and each of the Transaction Documents, when executed and delivered by the Company, will be valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of, creditors' rights and remedies or by other equitable principles of general application, and except as the enforceability of the indemnification and contribution provisions of the Registration Rights Agreement may be limited by applicable laws or public policy relating thereto.
    Valid Issuance. When issued by the Company in compliance with the provisions of this Agreement, the Shares will be validly issued, fully paid and nonassessable and will be free of any liens or encumbrances, other than liens and encumbrances created by the Purchasers. The Conversion Shares (i) are and will at all times hereafter continue to be duly authorized and reserved for issuance, and (ii) when issued in compliance with the provisions of the Debentures, will be validly issued, fully paid and nonassessable, and will be free of any liens or encumbrances, other than liens and encumbrances created by the Purchasers. The Interest Shares, when issued in compliance with the provisions of the Debentures and subject to the authorization of the issuance and delivery of such Interest Shares by the Company, will be validly issued, fully paid and nonassessable, and will be free of any liens or encumbrances, other than liens or encumbrances created by the Purchasers.
    SEC Documents; Financial Statements. As of their respective filing dates, the SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Rules and Regulations. As of their filing date, none of the SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent corrected by a document subsequently filed with the Commission. The SEC Documents constitute all reports, registration statements, proxy statements and other filings required to be made by the Company pursuant to the Securities Act and the Exchange Act subsequent to December 31, 2000. All material contracts and other documents of the Company required to be filed as exhibits to the SEC Documents have been filed as required. The financial statements of the Company, together with the related notes thereto, included in the SEC Documents comply as to form in all material respects with the Rules and Regulations, have been prepared in conformity with generally accepted accounting principles consistently applied (except as may be indicated in the notes thereto) and fairly present in all material respects the Company's financial position at the dates thereof and the Company's results of operations, changes in stockholders' equity and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal audit adjustments which will not be material in amount or significance).
    No Material Adverse Change. Since December 31, 2000, there has been no material adverse change or development involving a prospective material adverse change in the condition, financial or otherwise, results of operations or business or assets of the Company taken as a whole, whether or not arising in the ordinary course of business. Since December 31, 2000, (i) there have been no transactions entered into by the Company, other than those in the ordinary course of business consistent with past practices, which are material with respect to the Company, (ii) there has been no dividend or distribution of any kind declared, paid or made by the Company on any class of its capital stock, or (iii) there has been no loss or damage (whether or not insured) to the physical property of the Company which has had a Material Adverse Effect.
    Liabilities. The Company does not have any liability or obligation (whether accrued, absolute, contingent, matured, unmatured or other) which if known would be required to be reflected in the Company's financial statements in accordance with generally accepted accounting principles, except for any such liability or obligation which (i) has been reflected in the Company's balance sheet at September 30, 2001 or (ii) has arisen in the ordinary course of business since September 30, 2001, consistent with past practices.
    Properties. The Company has good and marketable title to its properties, free and clear of all material security interests, mortgages, pledges, liens, charges, encumbrances and claims of record. The properties of the Company are, in the aggregate, in good repair (reasonable wear and tear excepted), and suitable for their respective uses. To the Company's knowledge, any real property held under lease by the Company is held under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the conduct of the business of the Company. The Company owns or leases all such properties as are necessary to its business or operations as now conducted.
    Intellectual Property.
      The Company has ownership or license or legal right to use all patents, copyrights, trade secrets, trademarks, customer lists, designs, manufacturing or other processes, computer software, systems, data compilation, research results or other proprietary rights used in the business of the Company and material to the Company (collectively, "Intellectual Property") other than Intellectual Property generally available on commercial terms from other sources; provided that notwithstanding the foregoing, no representation or warranty is made herein regarding infringement of any intellectual property owned by any person other than the Company except as set forth in Section 3.9(d) hereof. All of such patents, trademarks and registered copyrights owned by the Company have been duly registered in, filed in or issued by the United States Patent and Trademark Office, the United States Register of Copyrights or the corresponding offices of other jurisdictions and have been maintained and renewed in accordance with all applicable provisions of law and administrative regulations in the United States and all such jurisdictions, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.
      All material licenses or other material agreements under which (i) the Company is granted rights in Intellectual Property, other than Intellectual Property generally available on commercial terms from other sources, and (ii) the Company has granted rights to others in Intellectual Property owned or licensed by the Company, are, to the knowledge of the Company, in full force and effect and, to the knowledge of the Company, it is not in material default under any such license or agreement.
      The Company believes it has taken all reasonable steps required in accordance with sound business practice and business judgment to establish and preserve its ownership of all material Intellectual Property.
      To the knowledge of the Company, the present business, activities and products of the Company do not infringe any intellectual property of any other person, except where such infringement would not have a Material Adverse Effect on the Company. Except as described in the Company's SEC Documents, no proceeding charging the Company with infringement of Intellectual Property owned by any third party has been filed. To the knowledge of the Company, the Company is not making unauthorized use of any confidential information or trade secrets of any third party. The Company is not aware that any of its employees is obligated under any contract or other agreement with any third party that would materially interfere with such employee's duties to the Company or that would materially restrict the Company from conducting its business as currently conducted.
      To the knowledge of the Company, patent numbers 5733888, 5972992, 5977164, 6140359 and 6306894 or related patents (collectively, the "Patents") are valid and enforceable.
    No Conflicts. The execution, delivery and performance of this Agreement and each of the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby, including the issuance, sale and delivery of the Shares, the Debentures, the Conversion Shares and the Interest Shares (subject to the authorization of the issuance and delivery of such Interest Shares by the Company), does not and will not conflict with or result in any breach or violation of any of the terms or provisions of, or constitute a default (with or without the giving of notice or the passage of time or otherwise) under, or result in the creation or imposition of any lien, charge, claim, encumbrance, pledge, security interest, defect or other restriction or equity of any kind whatsoever upon any property or assets of the Company pursuant to the terms of, (i) the Certificate of Incorporation, Bylaws or other organizational documents of the Company, (ii) any license, contract, indenture, bond, debenture, mortgage, deed of trust, voting trust agreement, stockholders' agreement, note, loan or credit agreement, joint venture or other agreement or instrument to which the Company is a party or by which it is or may be bound or to which its properties or assets is or may be subject, or (iii) any statute, law, judgment, decree, order, rule or regulation applicable to the Company of any arbitrator, court, regulatory body or administrative agency or other governmental agency or body, having jurisdiction over the Company or any of its activities or properties except for, in the case of clauses (ii) and (iii), such conflicts, breaches, violations, defaults or impositions that would not have a Material Adverse Effect.
    No Consents. No consent, approval, authorization or order of, and no registration, qualification or filing with, any court, arbitrator, regulatory body, government agency, self-regulatory organization, stock exchange or market or other body, domestic or foreign, is required for the execution, delivery or performance of this Agreement, the Debentures or the Registration Rights Agreement (execution and delivery only), or the transactions contemplated hereby or thereby, except for (i) the filing of a Form D with the Commission relating to the sale of the Shares and the Debentures, (ii) such additional steps as may be required by the Commission, and (iii) such additional steps as may be necessary to qualify the Shares, the Debentures or the Debenture Shares for sale by the Company under state securities or Blue Sky laws.
    Litigation. There is no action, suit, proceeding or investigation pending or, to the Company's knowledge, currently threatened against the Company that (i) questions the validity of this Agreement or any of the Transaction Documents, or the right of the Company to enter into this Agreement or any of the Transaction Documents, or to consummate the transactions contemplated hereby or thereby, or (ii) would be reasonably likely to result in a Material Adverse Effect. Except as set forth in Schedule 3.12 attached hereto, the Company has not filed any requests for confidential treatment of information with the Commission since December 31, 1997. To the knowledge of the Company, there is no investigation, inquiry or proceeding by the Commission of or against the Company currently pending, and no such investigation, inquiry or proceeding has been threatened.
    Offering Valid. Assuming the accuracy of the representations and warranties of the Purchasers contained in Section 4.2 hereof, the offer, sale and issuance of the Shares, the Debentures, and the Debenture Shares, will be exempt from the registration requirements of the Securities Act and will have been registered or qualified (or are exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable state securities laws.
    No Violations. The Company is not in violation of its Certificate of Incorporation, Bylaws or other organizational documents, or in violation of any law, administrative regulation, ordinance or order of any court or governmental agency, arbitration panel or authority applicable to the Company, which violation, individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect, and is not in default (and there exists no condition which, with or without the passage of time or giving of notice or otherwise, would constitute a default) in the performance of any bond, debenture, note or any other evidence of indebtedness in any indenture, mortgage, deed of trust or any other agreement or instrument to which the Company is a party or by which the Company is bound or by which the property of the Company is bound, which would be reasonably likely to have a Material Adverse Effect.
    Governmental Permits, Etc. The Company has all necessary franchises, licenses, certificates and other authorizations from any foreign, federal, state or local government or governmental agency, department or body that are currently necessary for the operation of the business of the Company as currently conducted except where the failure to currently possess could not reasonably be expected to have a Material Adverse Effect.
    NASDAQ Compliance. The Company's Common Stock is registered pursuant to Section 12(g) of the Exchange Act, and is listed on The Nasdaq National Market (the "Nasdaq Stock Market"), and the Company has taken no action designed to, or likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act or delisting the Common Stock from the Nasdaq Stock Market.
    No Manipulation of Stock. The Company has not taken any action outside the ordinary course of business designed to or that might reasonably be expected to cause or result in stabilization or manipulation of the price of the Common Stock to facilitate the sale or resale of the Shares or the Debentures.
    Investment Company. The Company is not an "investment company" or an "affiliated person" of, or "promoter" or "principal underwriter" for an investment company, within the meaning of the Investment Company Act of 1940, as amended.
    Insurance. The Company maintains insurance of the types and in the amounts that the Company reasonably believes is adequate for its business, including, but not limited to, insurance covering all real and personal property owned or leased by the Company against theft, damage, destruction, acts of vandalism and all other risks customarily insured against by similarly situated companies, all of which insurance is in full force and effect.
    Real Property Holding Corporation. The Company is not a real property holding corporation within the meaning of Internal Revenue Code Section 897(c)(2) and any regulations promulgated thereunder
    Environmental. Except as would not, singly or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, (i) the Company is in compliance with all applicable Environmental Laws (as defined below); (ii) the Company has all permits, authorizations and approvals required under any applicable Environmental Laws and is in compliance with the requirements of such permits authorizations and approvals; (iii) there are no pending or, to the best knowledge of the Company, threatened Environmental Claims (as defined below) against the Company; and (iv) the Company has taken no action, and to the Company's knowledge, no circumstances exist with respect to any property or operations of the Company that are reasonably likely to form the basis of an Environmental Claim against the Company. For purposes of this Agreement, the following terms shall have the following meanings: "Environmental Law" means any United States (or other applicable jurisdiction's) Federal, state, local or municipal statute, law, rule, regulation, ordinance, code, policy or rule of common law and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, health, safety or any chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental authority. "Environmental Claims" means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations or proceedings relating in any way to any Environmental Law.
    Taxes. The Company has filed all material tax returns required to be filed, which returns are true and correct in all material respects, and the Company is not in default in the payment of any taxes, including penalties and interest, assessments, fees and other charges, shown thereon due or otherwise assessed, other than those being contested in good faith and for which adequate reserves have been provided or those currently payable without interest which were payable pursuant to said returns or any assessments with respect thereto.
    Accountants. To the knowledge of the Company, Ernst & Young LLP, who the Company expects will express their opinion with respect to the financial statements to be incorporated by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 2001 into the Registration Statement (as defined in the Registration Rights Agreement) and the Prospectus which forms a part thereof, are independent accountants as required by the Securities Act and the rules and regulations promulgated thereunder (the "Rules and Regulations").
  REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

  Each Purchaser hereby represents and warrants to the Company as follows (such representations and warranties do not lessen or obviate the representations and warranties of the Company set forth in this Agreement):

    Requisite Power and Authority. Purchaser has all necessary power and authority under all applicable provisions of law to execute and deliver this Agreement and each of the Transaction Documents and to carry out their provisions. All action on Purchaser's part required for the lawful execution and delivery of this Agreement and each of the Transaction Documents have been or will be effectively taken prior to the Closing. Upon their execution and delivery, this Agreement and each of the Transaction Documents will be valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of, creditors' rights and remedies or by other equitable principles of general application, and except as the enforceability of the indemnification and contribution provisions of the Registration Rights Agreement may be limited by applicable laws or public policy relating thereto.
    Investment Representations. Purchaser understands that neither the Shares, the Debentures nor the Debenture Shares have been registered under the Securities Act. Purchaser also understands that the Shares and the Debentures are being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon Purchaser's representations contained in the Agreement. Purchaser hereby represents and warrants as follows:
      Purchaser Bears Economic Risk. Purchaser has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to the Company so that it is capable of evaluating the merits and risks of its investment in the Company. Purchaser understands that it shall bear the economic risk of the investment in the Shares, the Debentures and the Debenture Shares indefinitely unless the Shares, the Debentures (or the Debenture Shares) are registered pursuant to the Securities Act, or an exemption from registration is available. Purchaser understands that except as specifically required by the Registration Rights Agreement, the Company has no intention of registering the Shares, the Debentures or the Debenture Shares. Purchaser also understands that there is no assurance that any registration under the Registration Rights Agreement or exemption from registration under the Securities Act will be available and that, even if available, such registration or exemption may not allow Purchaser to transfer all or any portion of the Shares, the Debentures or the Debenture Shares under the circumstances, in the amounts or at the times Purchaser might propose.
      Acquisition for Own Account. Purchaser is acquiring the Shares, the Debentures and the Debenture Shares for Purchaser's own account for investment only, and not with a view towards their distribution in violation of the Securities Act.
      Publication. Purchaser is aware of no publication of any advertisement in connection with the transactions contemplated in this Agreement.
      Accredited Investor. Purchaser is an accredited investor within the meaning of Regulation D under the Securities Act.
      Rule 144. Purchaser acknowledges and agrees that the Shares, the Debentures and, if issued, the Debenture Shares, must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. Purchaser has been advised or is aware of the provisions of Rule 144 promulgated under the Securities Act as in effect from time to time, which permits limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things, the availability of certain current public information about the Company, the resale occurring following the required holding period under Rule 144 and the number of shares being sold during any three-month period not exceeding specified limitations.
      Residence. The office or offices of the Purchaser in which its investment decision was made is located at the address or addresses of the Purchaser set forth on Exhibit A.
  CONDITIONS TO CLOSING
    Conditions to Purchasers' Obligations at the Closing. Purchasers' obligations to purchase the Shares and the Debentures at the Closing are subject to the satisfaction, at or prior to the Closing, of the following conditions:
      Representations and Warranties True; Performance of Obligations. The representations and warranties made by the Company in Section 3 hereof shall be true and correct in all material respects as of the Closing Date, and the Company shall have performed and complied with all obligations and conditions required to be performed or complied with by the Company prior to the Closing.
      Legal Investment. On the Closing Date, the sale and issuance of the Shares and the Debentures and the proposed issuance of the Debenture Shares shall be legally permitted by all laws and regulations to which Purchasers and the Company are subject.
      Consents, Permits, and Waivers. The Company shall have obtained any and all consents, permits and waivers necessary or appropriate for consummation of the transactions contemplated by the Agreement and each of the Transaction Documents (except for such as Purchaser and the Company agree may be properly obtained subsequent to the Closing).
      Registration Rights Agreement. A Registration Rights Agreement, substantially in the form attached hereto as Exhibit C, shall have been executed and delivered by the parties thereto.
      Legal Opinions. The Purchasers shall have received an opinion, dated as of the Closing Date, from Cooley Godward LLP, legal counsel to the Company, in form and substance reasonably acceptable to the Purchasers. The Purchasers shall have received an opinion, dated as of the Closing Date, from Richards, Layton & Finger, Delaware legal counsel to the Company, in form and substance reasonably acceptable to the Purchasers.
      Officer's Certificate. The Purchasers shall have received a certificate, dated as of the Closing Date, executed by an officer of the Company, confirming that (i) the representations and warranties made by the Company in Section 3 hereof are true and correct in all material respects as of the Closing Date and (ii) the Company has performed and complied with all obligations and conditions required to be performed or complied with by it prior to Closing.
      Secretary's Certificate. The Purchasers shall have received a certificate, dated as of the Closing Date, executed by the Secretary of the Company, attaching (i) the Company's Certificate of Incorporation, (ii) the Company's By-laws, and (iii) the resolutions of the Board of Directors of the Company approving this Agreement, the Debentures and the transactions contemplated hereby and thereby.
      Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the Closing hereby and all documents and instruments incident to such transactions shall be reasonably satisfactory in substance and form to the Purchasers and their counsel, and the Purchasers and their counsel shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request.
    Conditions to Obligations of the Company. The Company's obligation to issue and sell the Shares and the Debentures at the Closing is subject to the satisfaction, on or prior to such Closing, of the following conditions:
      Representations and Warranties True. The representations and warranties made by the Purchasers in Section 4 hereof shall be true and correct in all material respects as of the Closing Date, and the Purchasers shall have performed and complied with all obligations and conditions herein required to be performed or complied with by the Purchasers prior to the Closing.
      Registration Rights Agreement. A Registration Rights Agreement, substantially in the form attached hereto as Exhibit C, shall have been executed and delivered by the Purchasers.
      Consents, Permits, and Waivers. The Company shall have obtained any and all consents, permits and waivers necessary or appropriate for consummation of the transactions contemplated by the Agreement and each of the Transaction Documents (except for such as Purchaser and the Company agree may be properly obtained subsequent to the Closing).
  OTHER AGREEMENTS
    Certain Covenants
      Restrictions on Transfer. Each Purchaser agrees not to make any disposition of all or any portion of the Shares, the Debentures or the Debenture Shares unless and until:
        there is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with said registration statement; or
        (A) such Purchaser shall have notified the Company of the proposed disposition and shall have furnished the Company with a reasonably detailed statement of the circumstances surrounding the proposed disposition, (B) if requested by the Company, such Purchaser shall have furnished the Company with an opinion of Purchaser's own counsel to the effect that such disposition will not require registration of such securities under the Securities Act, and (C) such opinion of Purchaser's counsel shall have been concurred in by counsel for the Company, such concurrence not to be unreasonably withheld, and the Company shall have advised Purchaser of such concurrence; provided, that the Company will not require opinions of counsel for transactions made pursuant to Rule 144; and, provided further that in the event of any transfer made pursuant to this Section 6.1(a)(ii), the transferee shall enter into a written agreement to be bound by and comply with all provisions of this Agreement as if such transferee were an original "Purchaser" hereunder.
      Transfer Taxes. On the Closing Date, all stock transfer or other taxes (other than income taxes) which are required to be paid in connection with the sale and transfer of the Shares to be sold to the Purchaser hereunder will be, or will have been, fully paid or provided for by the Company and all laws imposing such taxes will be or will have been fully complied with.
      Insurance. For so long as any Purchaser holds any Shares or Debentures, the Company will continue to maintain insurance of the types and in the amounts that the Company reasonably believes is adequate for its business, including, but not limited to, insurance covering all real and personal property owned or leased by the Company against theft, damage, destruction, acts of vandalism and all other risks customarily insured against by similarly situated companies, all of which insurance is in full force and effect.
      Requests for Confidential Treatment of Information. If resolution of any requests for the confidential treatment of information is required by the Commission to declare a Registration Statement (as defined in the Registration Rights Agreement) effective, the Company will use its commercially reasonable best efforts to promptly file with the Commission and resolve such requests.
    Legend.
      Each Purchaser acknowledges and agrees that all certificates representing the Shares or any Debenture Shares shall be stamped or otherwise imprinted with a legend substantially similar to the following (in addition to any legend required under applicable state securities laws):

      "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED."

      Each Purchaser acknowledges and agrees that each Debenture shall be stamped or otherwise imprinted with a legend substantially similar to the following (in addition to any legend required under applicable state securities laws):

      "THE DEBENTURE REPRESENTED HEREBY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED."

      Each Purchaser and the Company acknowledge and agree that the legend set forth in Section 6.2(a) hereof shall be removed from the certificates representing the Shares or any Debenture Shares at the earliest to occur of such time as (i) such Shares or Debenture Shares are effectively registered under the Securities Act and disposed of in accordance with the registration statement covering such Shares or Debenture Shares, (ii) such Shares or Debenture Shares are saleable by the holder thereof pursuant to Rule 144(k) promulgated under the Securities Act or (iii) such Shares or Debenture Shares are sold to the public pursuant to Rule 144 promulgated under the Securities Act. Promptly after the declaration by the Commission that a registration statement that registers the Shares or any Debenture Shares is effective, the Company shall make appropriate provisions with its transfer agent for the registration of transfer of Shares or Debenture Shares sold under such registration statement without the requirement that an opinion of counsel be delivered .
  MISCELLANEOUS
    Governing Law. This Agreement shall be governed in all respects by the laws of the State of Delaware, without giving effect to the principles of conflicts of laws.
    Survival. The representations and warranties in this Agreement shall survive the Closing and shall terminate on the date that is two (2) years after the Closing Date. The covenants and agreements made herein shall survive the Closing and shall terminate on the date that no Debentures are outstanding. All statements as to factual matters contained in any certificate or other instrument delivered by or on behalf of the Company pursuant hereto in connection with the transactions contemplated hereby shall be deemed to be representations and warranties by the Company hereunder solely as of the date of such certificate or instrument.
    Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto and shall inure to the benefit of and be enforceable by each person who shall be a holder of the Shares or the Debentures from time to time.
    Entire Agreement. This Agreement, the Exhibits hereto, including the Debentures, the Registration Rights Agreement, and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and no party shall be liable or bound to any other in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein and therein.
    Severability. In case any provision of the Agreement shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.
    Amendment and Waiver.
      This Agreement may be amended or modified only upon the written consent of the Company and Purchasers holding a majority of the Shares initially purchased hereunder.
      The obligations of the Company and the rights of the Purchasers under this Agreement may be waived only with the written consent of the Purchasers holding a majority of the Shares initially purchased hereunder.
    Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified; (ii) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient, if not, then on the next business day; or (iii) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Company at the address as set forth on the signature page hereof, with a copy to Francis R. Wheeler, Esq., Cooley Godward LLP, 380 Interlocken Crescent, Suite 900, Broomfield, CO 80021, and to Purchasers at the address as set forth on Exhibit A hereto, with a copy to James J. Marino, Esq., Dechert, Princeton Pike Corporate Center, P.O. Box 5218, Princeton, NJ 08543, or at such other address as the Company or Purchasers may designate by ten (10) days advance written notice to the other parties hereto.
    Expenses. Each party shall pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of the Agreement; provided, however, that the Company shall reimburse the reasonable fees and expenses of one special counsel for the Purchasers.
    Arbitration. If any dispute shall arise between the parties hereto with reference to the interpretation of this Agreement or their rights hereunder, the dispute shall be settled solely and exclusively through arbitration in accordance with the rules of the American Arbitration Association. The dispute shall be referred to three (3) arbitrators. One (1) arbitrator shall be chosen by each party and the two (2) chosen shall promptly select a third arbitrator. If either party refuses or neglects to appoint an arbitrator within thirty (30) days after the receipt of written notice from the other party requesting arbitration and naming its arbitrators, the requesting party may name an arbitrator for the other party. Each party shall submit its case to the three (3) arbitrators within thirty (30) days of the appointment of the third arbitrator unless such time is extended by the arbitrators or a majority of them or by agreement between the parties. The decision of a majority of the arbitrators shall be rendered within ninety (90) days of the selection of the third arbitrator and shall be final and binding on both parties. Each party shall bear the expense of its own arbitrator, or one-half of the expense of two (2) arbitrators if both are appointed by the requesting party as provided above, and shall jointly and equally bear with the other the expense of the third arbitrator and any and all costs, fees and other expenses directly associated with the administration of the arbitration proceedings. Any such arbitration shall take place in Wilmington, Delaware. For purposes of the enforcement of the final arbitration decision, the parties agree to be subject to the jurisdiction of a court of competent jurisdiction in the State of Delaware.
    Titles and Subtitles. The titles of the sections and subsections of the Agreement are for convenience of reference only and are not to be considered in construing this Agreement.
    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.
    Broker's Fees. Each party hereto represents and warrants that no agent, broker, investment banker, person or firm acting on behalf of or under the authority of such party hereto is or will be entitled to any broker's or finder's fee or any other commission directly or indirectly in connection with the transactions contemplated herein. Each party hereto further agrees to indemnify each other party for any claims, losses or expenses incurred by such other party as a result of the representation in this Section 7.12 being untrue.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this SECURITIES PURCHASE AGREEMENT as of the date set forth in the first paragraph hereof.

COMPANY:

NAPRO BIOTHERAPEUTICS, INC.

By: /s/
Name: Gordon Link
Title: Vice President and Chief Financial Officer
Address: 6304 Spine Road, Unit A
Boulder, CO 80301
Attn: Chief Financial Officer

PURCHASERS:

TL VENTURES V L.P.

By: TL Ventures V Management L.P.,
its general partner

By: TL Ventures V LLC,
its manager

By: /s/
Name: Robert E. Kieth, Jr.
Title: Managing Director

Address: 700 Building
435 Devon Park Drive
Wayne, PA 19087
Attn: Chris Moller

TL VENTURES V INTERFUND L.P.

By: TL Ventures V LLC,
its general partner

By: /s/
Name: Robert E. Kieth, Jr.
Title: Managing Director

Address: 700 Building
435 Devon Park Drive
Wayne, PA 19087
Attn: Chris Moller

Exhibit A

Schedule Of Purchasers
Name & Address	Number of Shares	Purchase Price	Principal Amount of Debenture	Total Investment
TL Ventures V L.P. 700 Building 435 Devon Park Drive Wayne, PA 19087 Attn: Chris Moller	873,776	$ 7,863,984.00	$ 7,863,983.52	$ 15,727,967.52
TL Ventures V Interfund L.P. 700 Building 435 Devon Park Drive Wayne, PA 19087 Attn: Chris Moller	15,113	$ 136,017.00	$ 136,016.48	$ 272,033.48

Total:	888,889	$8,000,001.00	$8,000,000.00	$16,000,001.00

Exhibit B

Form of 4% Convertible Subordinated Debenture

[intentionally omitted]

Exhibit C

Form of Registration Rights Agreement

[intentionally omitted]